Exhibit 10.11

AMENDMENT TO
EMPLOYMENT AGREEMENT

WHEREAS, Propanc Biopharma, Inc., f/k/a Propanc Health Group Corporation (the “Company”), and James Nathanielsz (the “Executive”) entered into an employment agreement as of February 25, 2015 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement pursuant to Section 10 thereof to clarify the treatment of annual leave;

NOW, THEREFORE:

1.	The Company and the Executive acknowledge that notwithstanding the existing terms of the Employment Agreement, the Executive has accrued $121,884.00 of unused annual leave as of the date hereof.

2.	Section 3.8 of the Employment Agreement shall be amended in its entirety, effective as of the date hereof, to read as follows:

3.8 Annual Leave. The Executive is entitled to twenty (20) days annual leave, exclusive of public holidays, for every twelve (12) months of continuous employment with the Company. The annual leave will be pro-rated if the scope of employment by the Executive becomes part time. Any unused annual leave will roll over from year to year.

3.	Section 4.1 of the Employment Agreement shall be amended in its entirety, effective as of the date hereof, to read as follows:

(a) The Executive’s employment hereunder may be terminated upon the Executive’s failure to renew the Agreement in accordance with Section 1, by the Company for Cause or by the Executive without Good Reason. If the Executive’s employment is terminated upon the Executive’s failure to renew the Agreement, by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i)	any accrued but unpaid Base Salary; and

(ii)	any accrued but unpaid Annual Leave; and

(iii)	reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iv)	such employee benefits (including equity compensation), if any, as to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 4.1(a)(i) through 4.1(a)(iv) are referred to herein collectively as the “Accrued Amounts.”

4.	The second paragraph of Section 7.1 of the Employment Agreement shall be amended in its entirety, effective as of the date hereof, to read as follows:

For purposes of this Section 7, “Prohibited Activity” is activity in which the Executive contributes his knowledge, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in the business of biotechnology or medical treatment. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information.

5.	Except as hereinabove amended, the provisions of the Employment Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment to be executed on the 25th day of September, 2017.

PROPANC BIOPHARMA, INC.

By:	/s/ Julian Kenyon
Name:	Dr. Julian Kenyon
Title:	Director

JAMES NATHANIELSZ

Signature:	/s/ James Nathanielsz